Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income was $639 thousand, or $0.23 per share, for the three month period ended December 31, 2015
•	Net interest income increased by $89 thousand, or 2.7%, for the three months ended December 31, 2015 from the same period last year
•	Total loans increased by $12.5 million, or an annualized 10.8% for the six month period ended December 31, 2015

Minerva, Ohio— January 27, 2016 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $639 thousand for the second fiscal quarter of 2016, which compared to $808 thousand for the three months ended December 31, 2014. Net income was impacted by an increase in the provision for loan losses to $192 thousand in the second fiscal quarter of 2016 from $57 thousand in the same prior year period. Earnings per share for the second fiscal quarter of 2016 were $0.23 compared to $0.30 for the same period last year.

For the six months ended December 31, 2015, net income was $1.4 million compared to $1.6 million for the same period last year. Fiscal year-to-date net income per share was $0.50 compared to $0.57 for the same period last year.

Assets at December 31, 2015 totaled $418.2 million, an increase of $14.3 million, or an annualized 7.0%, from June 30, 2015. Loans increased by $12.5 million, or an annualized 10.8%, and deposits increased by $9.7 million, or an annualized 5.8% for the six month period ended December 31, 2015.

Ralph J. Lober, President and Chief Executive Officer, stated, “Significant loan growth during the first two quarters is evidence that our investments in new lending centers and in commercial sales staff are generating earning assets resulting in an increase in our loan to deposit ratio and an improved asset mix. We expect continued loan growth to counter margin pressure resulting from a flattening yield curve and contribute to future net interest and non-interest income. Our business development efforts encompass Stark, Carroll, Columbiana, Summit, Wayne, Portage, and Cuyahoga counties within Ohio.”

Net interest income for the second fiscal quarter of 2016 increased by $89 thousand compared to the same period last year, with interest income increasing by $73 thousand and interest expense decreasing by $16 thousand. The net interest margin was 3.68% for the current quarter ended December 31, 2015, 3.69% for the previous quarter ended September 30, 2015 and was 3.79% for the same period last year. The Corporation’s yield on average interest-earning assets was 3.90% for the three months ended December 31, 2015, a decline from 4.05% for the same period last year. The Corporation’s cost of funds decreased to 0.32% for the three months ended December 31, 2015 from 0.35% for the same period last year.

Other income decreased by $71 thousand for the three month period ended December 31, 2015 as a result of an $85 thousand gain from the sale of securities that was recognized during the same period last year. Excluding this security gain, other income increased by $14 thousand primarily as a result of an increase in debit card interchange income.

Other expenses increased by $145 thousand, or 4.7%, for the second fiscal quarter of 2016 from the same period last year. The increase in other expenses was primarily the result of a $56 thousand increase of consulting and legal expenses and a $47 thousand, or 2.8%, increase in salary and benefit expenses.

Non-performing loans were $3.6 million at December 31, 2015, compared with $2.3 million at June 30, 2015 and $1.2 million at December 31, 2014. Non-performing loans increased from June 30, 2015 primarily as a result of placing a commercial real estate credit with a recorded investment of $0.7 million and a 1-4 family non-owner occupied credit with a recorded investment of $0.3 million on non-accrual. The commercial real estate credit is primarily secured by an owner-occupied commercial real estate property and two multi-family real estate properties. The allowance for loan losses (ALLL) as a percent of total loans at December 31, 2015 was 1.06% and annualized net charge-offs to total loans were 0.13% for the six month period ended December 31, 2015 compared with an ALLL to loans ratio of 1.07% and an annualized net charge-off ratio of 0.07% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; material unforeseen changes in the financial condition or results of Consumers National Bank’s customers, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Total interest income	$3,658	$3,585	$7,278	$7,118
Total interest expense	221	237	448	482
Net interest income	3,437	3,348	6,830	6,636
Provision for loan losses	192	57	284	124
Other income	722	793	1,457	1,584
Other expenses	3,206	3,061	6,343	6,133
Income before income taxes	761	1,023	1,660	1,963
Income tax expense	122	215	294	399
Net income	$639	$808	$1,366	$1,564
Basic and diluted earnings per share	$0.23	$0.30	$0.50	$0.57

Consolidated Statements of Financial Condition	December 31, 2015	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$9,888	$10,544	$12,030
Certificates of deposit in other financial institutions	5,415	4,470	5,456
Securities, available-for-sale	137,267	137,144	132,342
Securities, held-to-maturity	3,530	3,655	3,690
Federal bank and other restricted stocks, at cost	1,396	1,396	1,396
Loans held for sale	285	462	398
Total loans	240,969	228,519	228,301
Less: allowance for loan losses	2,555	2,432	2,452
Net loans	238,414	226,087	225,849
Other assets	22,028	20,209	17,186
Total assets	$418,223	$403,967	$398,347
Liabilities and Shareholders’ Equity
Deposits	$342,667	$332,996	$324,638
Other interest-bearing liabilities	30,065	26,078	29,203
Other liabilities	3,071	3,427	3,185
Total liabilities	375,803	362,501	357,026
Shareholders’ equity	42,420	41,466	41,321
Total liabilities and shareholders’ equity	$418,223	$403,967	$398,347

	At or For the Six Month Periods Ended
Performance Ratios:	December 31, 2015	December 31, 2014
Return on Average Assets (Annualized)	0.65%	0.80%
Return on Average Equity (Annualized)	6.43	7.59
Average Equity to Average Assets	10.18	10.50
Net Interest Margin (Fully Tax Equivalent)	3.69	3.79

Market Data:
Book Value to Common Share	$15.55	$15.13
Dividends Paid per Common Share (YTD)	$0.24	$0.24
Period End Common Shares	2,727,730	2,731,612

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.13%	0.07%
Non-performing Assets to Total Assets	0.86	0.29
ALLL to Total Loans	1.06	1.07